Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and operating results should be read together with the section captioned “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in the Annual Report on Form 10-K. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth in the section of the Annual Report on Form 10-K captioned “Risk Factors” and elsewhere in this Annual Report on Form 10-K, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

We are a clinical-stage immuno-oncology company focused on using our specialized knowledge of the biological pathways critical to the immunosuppressive tumor microenvironment, or the TME, for the development of next-generation cancer therapies. While first-generation immuno-oncology therapies, such as checkpoint inhibitors, represented a remarkable therapeutic advancement, we believe most patients do not achieve durable clinical benefit primarily because these therapies focus on only one element of the complex and interconnected immunosuppressive TME. We believe there is a significant opportunity to more broadly engage both the innate and adaptive arms of the immune system in a multi-faceted, coordinated and patient-specific approach, to meaningfully improve cure rates for patients with a variety of cancers.

Effective November 1, 2022, our Board of Directors approved a strategic decision to pause the internal clinical development of SRF617, a novel antibody targeting CD39, and focus resources on the advancement of our SRF388 and SRF114 programs, which we believe hold the greatest near-term potential to provide benefit to patients. We also implemented a corporate restructuring which reduced our workforce by approximately 20%. The majority of the personnel and program restructuring were completed during the fourth quarter of 2022. We recorded a charge in the fourth quarter of 2022 of $4.0 million, consisting of severance, benefits, outplacement services and costs associated with terminating contracts. As a result of the restructuring, we are actively pursuing partnership opportunities to advance our SRF617 program with third-party collaborators or partners.

We were incorporated and commenced principal operations in 2014. We have devoted substantially all of our resources to developing our programs, including SRF388, SRF114, SRF617, NZV930 and GSK4381562, building our intellectual property portfolio, business planning, raising capital and providing general and administrative support for these operations. To date, we have financed our operations with proceeds from public and private sales of our securities, payments received under our collaboration agreement with Novartis and license agreement with GSK and a debt financing. As of December 31, 2022, we had cash, cash equivalents and marketable securities of $124.8 million. Since our inception, we have incurred significant losses. Our ability to generate product revenue sufficient to achieve profitability will depend on the successful development and eventual commercialization of one or more of the product candidates we develop. Our net loss was $63.6 million and $78.5 million for the years ended December 31, 2022 and 2021, respectively. Our net income was $59.3 million for the year ended December 31, 2020. As of December 31, 2022 and 2021 we had an accumulated deficit of $204.3 million and $140.7 million, respectively. We expect to continue to incur significant expenses and operating losses for at least the next several years, particularly as we:

•	pursue the clinical development of product candidates;

•	leverage our programs to advance product candidates into preclinical and clinical development;

•	seek regulatory approvals for any product candidates that successfully complete clinical trials;

•	hire additional clinical, quality control, and scientific personnel;

•

expand our operational, financial, and management systems and increase personnel, including personnel to support our clinical development, manufacturing, and commercialization efforts, and our operations as a public company;

•	maintain, expand and protect our intellectual property portfolio;

•

establish a sales, marketing, medical affairs, and distribution infrastructure to commercialize any products for which we may obtain marketing approval and intend to commercialize on our own or jointly with a commercial partner; and

•	acquire or in-license other product candidates and technologies.

As a result, we will need additional financing to support our continuing operations. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through a combination of public or private equity or debt financings or other sources, which may include collaborations with third parties. We may be unable to raise additional funds or enter into other agreements or arrangements, when needed, on favorable terms, or at all. If we fail to raise capital or enter into such agreements as and when needed, we may have to significantly delay, scale back or discontinue the development or commercialization of one or more of our product candidates.

Because of the numerous risks and uncertainties associated with product development, we are unable to predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate revenue from product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations.

We believe that our existing cash, cash equivalents and marketable securities, as of December 31, 2022 will enable us to fund our operating expenses, debt service obligations and capital expenditure requirements into the first quarter of 2024, excluding any future milestone payments from Novartis or GSK. We have based this estimate on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect.

Components of Our Results of Operations

Revenue

To date, we have not generated any revenue from product sales and do not expect to do so in the near future. All of our revenue to date has been derived from our collaboration agreement with Novartis and our license agreement with GSK. If our development efforts for our programs are successful and result in regulatory approval or additional license or collaboration agreements with third parties, we may generate revenue in the future from a combination of product sales or payments from additional collaboration or license agreements that we may enter into with third parties. We expect that our revenue for the next several years will be derived primarily from our collaboration agreement with Novartis and our license agreement with GSK, as well as any additional collaborations or licenses that we may enter into in the future.

Collaboration Agreement with Novartis

In January 2016, we entered into the Novartis Agreement to develop next-generation cancer therapies. Under the Novartis Agreement, as amended, we were responsible for performing research on antibodies that bind to CD73 and four other specified targets. We were responsible for all costs and expenses incurred by, or on behalf of, us in connection with the research.

Upon entering into the agreement, we received an upfront payment of $70.0 million from Novartis and granted Novartis a worldwide exclusive license to research, develop, manufacture and commercialize antibodies that target CD73. In addition, we initially granted Novartis the right to purchase exclusive option rights, each an Option, to up to four specified targets, including certain research, development, manufacturing and commercialization rights. Pursuant to the Novartis Agreement, Novartis initially had the right to exercise up to three purchased Options. In January 2020, Novartis did not purchase and exercise its single remaining Option under the Novartis Agreement and, as a result, the option purchase period expired. Accordingly, there are no Options remaining eligible for purchase and exercise by Novartis, and our performance obligations under the Novartis Agreement have ended. We are currently entitled to potential development milestones of $325.0 million and potential sales milestones of $200.0 million, as well as tiered royalties on annual net sales of NZV930 by Novartis ranging from high single-digit to mid-teens percentages. Such amount of potential milestone payments assumes the successful clinical development and achievement of all sales milestones for NZV930.

Under ASC 606 we accounted for (i) the license conveyed with respect to CD73 and (ii) our obligations to perform research on CD73 and other specified targets as a single performance obligation under the Novartis Agreement. We recognize revenue using the cost-to-cost method, which we believe best depicts the transfer of control to the customer. Under the cost-to-cost method, the extent of progress towards completion is measured based on the ratio of actual costs incurred to the total estimated costs expected upon satisfying the identified performance obligation. Under this method, revenue is recorded as a percentage of the estimated transaction price based on the extent of progress towards completion.

Through December 31, 2022, we had received an aggregate of $150.0 million from Novartis in upfront payments, milestone payments, and option purchase payments. As of January 2020, we no longer had any performance obligations under the Novartis Agreement. During the years ended December 31, 2022 and 2021 we did not recognize any revenue related to the Novartis Agreement. During the year ended December 31, 2020, we recognized revenue of $38.6 million related to the Novartis Agreement.

License Agreement with GSK

In December 2020, we entered into a license agreement with GSK, which was subsequently amended in August 2021 or, as amended, the GSK Agreement, under which we granted GSK a worldwide exclusive, sublicensable license to develop, manufacture and commercialize antibodies that target the antibody GSK4381562, targeting CD112R, also known as PVRIG, or the Licensed Antibodies. GSK is responsible for the development, manufacturing and commercialization of the Licensed Antibodies and a joint development committee was formed to facilitate information sharing between us and GSK. Under the terms of the GSK Agreement, GSK is obligated to use commercially reasonable efforts to develop and commercialize the Licensed Antibodies. Pursuant to the August 2021 amendment to the GSK Agreement, we provided additional transition and supply services related to the development and manufacturing of the Licensed Antibodies.

Under the terms of the agreement, GSK made a one-time upfront payment of $85.0 million and was required to make additional payments to us for supply services and transition services of $4.5 million and $0.8 million, respectively. In March 2022, GSK initiated a Phase 1 clinical trial of GSK4381562 in patients with solid tumors, triggering a $30.0 million milestone payment. We are eligible to receive up to $60.0 million in additional clinical milestones and $155.0 million in regulatory milestones. In addition, we may receive up to $485.0 million in sales milestone payments. We are also eligible to receive royalties on global net sales of any approved products based on the licensed antibodies, ranging in percentages from high single digits to mid-teens. Such amount of potential milestone payments assumes the successful clinical development and achievement of all sales milestones for GSK4381562.

Under ASC 606 we account for (i) the delivery of the worldwide exclusive, sublicensable license to develop, manufacture and commercialize the Licensed Antibodies; (ii) supply of Licensed Antibodies until an investigational new drug application is accepted by a regulatory authority; and (iii) transition services until an investigational new drug application is accepted by a regulatory authority as separate and distinct performance obligations. We determined the transaction price under ASC 606 at the inception of the GSK Agreement to be $90.3 million, consisting of the upfront payment of $85.0 million plus $4.3 million for supply of the Licensed

Antibodies and $1.0 million for the transition services. We recognized revenue for the license performance obligation at a point in time, that is upon transfer of the license to GSK. As control of the license was transferred on the effective date of December 16, 2020 and GSK could begin to use and benefit from the license, we recognized $85.0 million of license-related revenue during the year ended December 31, 2020 under the GSK Agreement. We recognized the portion of the transaction price allocated to supply services and transition services over time. We transfer control of these services over time and GSK receives and consumes the benefit over time as we perform the services.

In November 2021, GSK received clearance from the FDA for GSK4381562 to proceed into a first-in-human clinical trial and as a result our performance obligations under the GSK Agreement ended. No amount of the transaction price allocated to the performance obligations was unsatisfied as of November 2021.

In March 2022, GSK notified us it had dosed the first patient in their Phase 1 study of GSK4381562 in patients with solid tumors. As a result of this Phase 1 study initiation, the first clinical milestone under the GSK Agreement was achieved. We concluded the variable consideration associated with this milestone was no longer constrained and recognized $30.0 million in license-related revenue for the year ended December 31, 2022, as we had no further performance obligations associated with the milestone.

For the year ended December 31, 2022, we did not record license-related revenue related to the supply or transition services as our performance obligations under the GSK Agreement had ended. For the year ended December 31, 2021, we recognized $2.0 million of license-related revenue related to supply services and $0.7 million of license-related revenue related to the transition services. For the year ended December 31, 2020, we recognized $2.6 million of license-related revenue related to supply services and an immaterial amount of license-related revenue related to the transition services.

Through December 31, 2022, we have received $120.3 million from GSK in upfront payments, clinical milestones and reimbursement for the transition and supply services performed.

Operating Expenses

Research and Development Expenses

Research and development expenses are expensed as incurred and consist of costs incurred for our research activities, including our discovery efforts, and the development of our programs. These expenses include:

•	salaries, benefits and other related costs, including stock-based compensation, for personnel engaged in research and development functions;

•

expenses incurred in connection with the preclinical development of our programs and clinical trials of our product candidates, including under agreements with third parties, such as consultants, contractors, and contract research organizations, or CROs;

•

the cost of manufacturing drug products for use in our preclinical studies and clinical trials, including under agreements with third parties, such as consultants, contractors, and contract manufacturing organizations, or CMOs;

•	laboratory supplies;

•	facilities, depreciation and other expenses, which include direct and allocated expenses for depreciation and amortization, rent and maintenance of facilities, insurance and supplies; and

•	third-party license fees.

We do not track our internal research and development expenses on a program-by-program basis as they primarily relate to personnel, early research and consumable costs, which are deployed across multiple projects under development. These costs are included in unallocated research and development expenses in the table below. A portion of our research and development costs are external costs, which we do track on a program-by-program basis.

The following table summarizes our research and development expenses by program:

	Year ended December 31,
	2022	2021	2022 vs 2021
	(in thousands)
SRF388	16,945	13,834	3,111
SRF114	6,269	4,241	2,028
SRF617	15,834	12,243	3,591
GSK4381562 (formerly SRF813)	—	2,319	(2,319)
Other early-stage programs	415	507	(92)
Unallocated research and discovery expenses	27,540	20,428	7,112

Total research and development expenses	$67,003	$53,572	$13,431

Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. We anticipate that our research and development expenses will decrease in the future as a result of the strategic decision to pause the SRF617 program as well as the reduction in headcount relating to the corporate restructuring announced in November 2022. This will be partially offset by increased clinical development costs as we advance our SRF388 Phase 2 clinical trials and SRF114 clinical development.

At this time, we cannot reasonably estimate or know the nature, timing, and estimated costs of the efforts that will be necessary to complete the development of any of our product candidates that we develop from our programs. We are also unable to predict when, if ever, net cash inflows will commence from sales of product candidates we develop. This is due to the numerous risks and uncertainties associated with developing product candidates, including the uncertainty of:

•	successful completion of clinical trials and preclinical studies;

•	sufficiency of our financial and other resources to complete the necessary clinical trials and preclinical studies;

•	acceptance of INDs for our planned clinical trials or future clinical trials;

•	successful enrollment and completion of clinical trials;

•	successful data from our clinical program that supports an acceptable risk-benefit profile of our product candidates in the intended populations;

•	receipt of regulatory and marketing approvals from applicable regulatory authorities;

•	receipt and maintenance of marketing approvals from applicable regulatory authorities;

•	establishing agreements with third-party manufacturers for clinical supply for our clinical trials and commercial manufacturing, if any of our product candidates are approved;

•	entry into collaborations to further the development of our product candidates;

•	obtaining and maintaining patent and trade secret protection or regulatory exclusivity for our product candidates;

•	successfully launching commercial sales of our product candidates, if and when approved;

•	acceptance of our product candidates’ benefits and uses, if and when approved, by patients, the medical community and third-party payors;

•	maintaining a continued acceptable safety profile of the product candidates following approval;

•	effectively competing with other therapies; and

•	obtaining and maintaining healthcare coverage and adequate reimbursement from third-party payors.

A change in the outcome of any of these variables with respect to the development of any of our programs or any product candidate we develop would significantly change the costs, timing, and viability associated with the development of such program or product candidate.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and personnel-related costs, including stock-based compensation, for our personnel in executive, legal, finance and accounting, human resources, and other administrative functions. General and administrative expenses also include legal fees relating to patent and corporate matters; professional fees paid for accounting, auditing, consulting and tax services; insurance costs; travel expenses; and facility costs not otherwise included in research and development expenses.

We anticipate that our general and administrative expenses will decrease in the future as a result of a reduction in headcount relating to the corporate restructuring announced in November 2022. This will be partially offset by increases in accounting, audit, legal, regulatory, compliance, and director and officer insurance costs as well as investor and public relations expenses associated with operating as a public company.

Interest and Other Income (Expense), Net

Interest and other income consist primarily of interest earned on our cash, cash equivalents, and marketable securities as well as interest paid on the Loan Agreement.

Income Taxes

During the years ended December 31, 2022 and 2021, we did not record any income tax benefits for the net losses incurred or for the research and development tax credits generated in each year, as we believed, based upon the weight of available evidence, that it was more likely than not that all of the net operating loss carryforwards and tax credits will not be realized. During the year ended December 31, 2020, we did not record any income tax expense or benefit for the net income incurred, or for the research and development tax credits generated during the year, due to the utilization of net operating loss carryforwards and the uncertainty of realizing a benefit from the credits.

Results of Operations

Comparison of Years Ended December 31, 2022, and 2021

The following table summarizes our results of operations for the years ended December 31, 2022, and 2021, along with the changes in those items. Discussions of 2020 items and year-to-year comparisons between 2021 and 2020 that are not included in this Annual Report on Form 10-K can be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” Part II, Item 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed on March 2, 2022.

	Year ended December 31,
	2022	2021	2022 vs 2021
	(in thousands)
License-related revenue	$30,000	$2,687	$27,313
Operating expenses:
Research and development	67,003	53,572	13,431
General and administrative	24,866	25,128	(262)

Total operating expenses	91,869	78,700	13,169

Loss from operations	(61,869)	(76,013)	14,144
Interest and other income (expense), net	(1,717)	(2,472)	755

Net loss	$(63,586)	$(78,485)	$14,899

License-Related Revenue

During the year ended December 31, 2022 and 2021, we recognized revenue of $30.0 million and $2.7 million, respectively, related to the GSK Agreement. The increase in license-related revenue during the year ended December 31, 2022 was due to the achievement of a $30.0 million clinical milestone under the GSK Agreement as a result of the first patient dosed in GSK’s Phase 1 study of GSK4381562 in patients with solid tumors in March 2022. This was compared to $2.0 million of license-related revenue recognized related to supply services and $0.7 million of license-related revenue recognized related to the transition services during the year ended December 31, 2021.

Research and Development Expenses

	Year Ended December 31,
	2022	2021	2022 vs 2021
	(in thousands)
Direct research and development expenses by program:
SRF388	16,945	13,834	3,111
SRF114	6,269	4,241	2,028
SRF617	15,834	12,243	3,591
GSK4381562 (formerly SRF813)	—	2,319	(2,319)
Other early-stage programs	415	507	(92)
Research and discovery and unallocated expenses:
Personnel related (including stock-based compensation)	18,487	13,047	5,440
Facility related and other	9,053	7,381	1,672

Total research and development expenses	$67,003	$53,572	$13,431

Research and development expenses were $67.0 million for the year ended December 31, 2022, compared to $53.6 million for the year ended December 31, 2021. The increase of $13.4 million was primarily due to increases of $3.1 million in external costs for our SRF388 program, $2.0 million in external costs for our SRF114 program, $3.6 million in external costs for our SRF617 program and $7.1 million for research and discovery and unallocated expenses, which were partially offset by decreases of $2.3 million in external costs for the GSK4381562 program and $0.1 million in external costs for our other early-stage programs.

The increase in research and development expenses for our SRF388 program was primarily due to continued enrollment in our Phase 1 dose escalation trial and advancement into a Phase 2 trial in 2022.

The increase in research and development expenses for our SRF114 program was primarily due to increased expenses relating to IND-enabling activities and manufacturing, as well as startup costs for our Phase 1/2 clinical trial.

The increase in research and development expenses for our SRF617 program was primarily due to increased manufacturing costs incurred in 2022, which were partially offset by slower enrollment in our Phase 1/1b and Phase 2 trials in 2022.

The decrease in research and development expenses for the GSK4381562 program was primarily due to the transfer of responsibility for development of this program to GSK as part of the GSK Agreement.

The increase in research and discovery and unallocated expenses was primarily due to increased salaries and bonus as a result of increased headcount, increased consulting and contractor expenses and severance relating to our corporate restructuring in November 2022.

General and Administrative Expenses

General and administrative expenses were $24.9 million for the year ended December 31, 2022, compared to $25.1 million for the year ended December 31, 2021. The decrease of $0.3 million was primarily due to a decrease in employee related expenses as well as legal and professional fees. This was partially offset by increases in severance relating to our corporate restructuring in November 2022.

Interest and Other Income (Expense), Net

Interest and other income (expense) was approximately $(1.7) million and $(2.5) million during the years ended December 31, 2022, and 2021, respectively, primarily due to interest expense related to our Loan Agreement with K2 HealthVentures LLC offset by interest income on invested balances of our cash, cash equivalents and marketable securities.

Liquidity and Capital Resources

Since our inception, we have incurred significant operating losses. We have generated limited revenue to date from our collaboration agreement with Novartis and license agreement with GSK. We have not yet commercialized any product and we do not expect to generate revenue from sales of any products for several years, if at all. To date, we have financed our operations with proceeds from public and private sales of our securities, payments received under our collaboration agreement with Novartis and our license agreement with GSK, and a debt financing. Through December 31, 2022, we had received gross proceeds of $247.3 million from public and private sales of our securities, $25.0 million from our loan and security agreement with K2 HealthVentures LLC, $150.0 million from the Novartis Agreement, and $120.3 million from the GSK Agreement. we paid in full our obligations pursuant to our loan and security agreement with K2 Health Ventures LLC in June 2023. We paid in full our obligations pursuant to our loan and security agreement with K2 Health Ventures LLC in June 2023.

In May 2020, we entered into a Capital on Demand™ Sales Agreement, or the 2020 Sales Agreement, with JonesTrading Institutional Services to issue and sell up to $50.0 million in shares of our common stock, from time to time. Since May 2020, we have sold 2,303,545 shares of common stock at-the-market under the 2020 Sales Agreement for net proceeds of $19.5 million. As of August 2021, we had closed the 2020 ATM Facility.

In August 2021, we entered into an amendment to the 2020 Sales Agreement, or the Amended Sales Agreement, with JonesTrading, which amended the 2020 Sales Agreement to allow the issuance and sale of up to $80.0 million in shares of our common stock from time to time. As of December 31, 2022, we have sold 14,611,756 shares of common stock at-the-market under the Amended Sales Agreement for net proceeds of $41.4 million.

Effective November 1, 2022, our Board of Directors approved a corporate restructuring to pause the internal clinical development of SRF617 and focus resources on the advancement of our SRF388 and SRF114 programs. We recorded a charge of $4.0 million in the fourth quarter of 2022, consisting of severance, benefits, outplacement services and costs associated with terminating contracts.

As of December 31, 2022, we had cash, cash equivalents and marketable securities of $124.8 million.

Effects of Inflation

We do not believe that inflation has had a material impact on our business or operating results during the periods presented. However, inflation has had, and may continue to have, an impact on the labor costs we incur to attract and retain qualified personnel, costs to conduct clinical trials and other operational costs. Inflationary costs could adversely affect our business, financial condition and results of operations. In addition, increased inflation has had, and may continue to have, an effect on interest rates. Increased interest rates may adversely affect our borrowing rate and our ability to obtain, or the terms under which we can obtain, any potential additional funding.

Going Concern

Since our inception, we have incurred significant operating losses and negative cash flows from our operations. We have not yet commercialized any products and we do not expect to generate revenue from sales of any products for several years, if at all. As of December 31, 2022, Surface had cash, cash equivalents and marketable securities of $124.8 million. We expect that our research and development and general and administrative expenses will continue to be significant as we focus on advancing our SRF388 and SRF114 clinical development programs. Based on our current operating plan, we believe that our existing cash and cash equivalents will be sufficient to fund our operating expenses and capital expenditure requirements into the first quarter of 2024, excluding any future milestone payments from Novartis or GSK.

These conditions and events raise substantial doubt about our ability to continue as a going concern for the one-year period following the issuance of our consolidated financial statements for the year ended December 31, 2022. To finance our operations, we will need to raise additional capital, which cannot be assured. Unless and until we reach profitability in the future, we will require additional capital to fund our operations, which could be raised through a combination of equity or debt financings and collaboration and license arrangements, including the Novartis Agreement and GSK Agreement. If we are unable to obtain funding, we could be forced to delay, reduce, or eliminate some or all of our research and development programs, product portfolio expansion or commercialization efforts, which would adversely affect our business prospects, or we may be unable to continue operations.

Future Funding Requirements

Because of the numerous risks and uncertainties associated with research, development and commercialization of pharmaceutical product candidates, we are unable to estimate the exact amount of our working capital requirements. Our future funding requirements will depend on and could increase significantly as a result of many factors, including:

•	completing clinical development of existing product candidates and programs, identifying new product candidates, and completing pre-clinical and clinical development of such product candidates;

•	seeking and obtaining marketing approvals for any of product candidates that we develop;

•

launching and commercializing product candidates for which we obtain marketing approval by establishing a sales force, marketing, medical affairs and distribution infrastructure or, alternatively, collaborating with a commercialization partner;

•	achieving adequate coverage and reimbursement by hospitals, government and third-party payors for product candidates that we develop;

•

establishing and maintaining supply and manufacturing relationships with third parties that can provide adequate, in both amount and quality, products and services to support clinical development and the market demand for product candidates that we develop, if approved;

•	obtaining market acceptance of product candidates that we develop as viable treatment options;

•	addressing any competing technological and market developments;

•	negotiating favorable terms in any collaboration, licensing or other arrangements into which we may enter and performing our obligations in such collaborations;

•	maintaining, protecting and expanding our portfolio of intellectual property rights, including patents, trade secrets and know-how;

•	defending against third-party interference or infringement claims, if any; and

•	attracting, hiring and retaining qualified personnel.

A change in the outcome of any of these or other variables with respect to the development of any of our product candidates could significantly change the costs and timing associated with the development of that product candidate. Further, our operating plans may change in the future, and we may need additional funds to meet operational needs and capital requirements associated with such operating plans.

In addition to the variables described above, if and when any product candidate we develop successfully completes development, we will incur substantial additional costs associated with regulatory filings, marketing approval, post-marketing requirements, maintaining our intellectual property rights, and regulatory protection, in addition to other costs. We cannot reasonably estimate these costs at this time.

Until such time, if ever, that we can generate substantial product revenue, we expect to finance our cash needs through a combination of equity or debt financings and collaboration and license arrangements, including the Novartis Agreement and GSK Agreement. To the extent that we raise additional capital through the future sale of equity or debt, the ownership interests of our stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our existing common stockholders. If we raise additional funds through the issuance of debt securities, these securities could contain covenants that would restrict our operations. We may require additional capital beyond our currently anticipated amounts. Additional capital may not be available on reasonable terms, or at all. If we raise additional funds through collaboration arrangements in the future, we may have to relinquish valuable rights to our technologies, future revenue streams or product candidates, or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds when needed, we may be required to delay, limit, reduce or terminate development or future commercialization efforts.

Cash Flows

The following table summarizes information regarding our cash flows for each of the periods presented:

	Year Ended December 31,
	2022	2021
	(in thousands)
Net cash provided by (used in):
Operating activities	$(59,552)	$(62,344)
Investing activities	22,757	(99,252)
Financing activities	31,660	42,500

Net decrease in cash and cash equivalents and restricted cash	$(5,135)	$(119,096)

Operating Activities

During the year ended December 31, 2022, net cash used in operating activities was $59.6 million, primarily due to our net loss of $63.6 million and net cash used in our operating assets and liabilities of $7.6 million, which was partially offset by non-cash charges of $11.6 million. Net cash used in changes in our operating assets and liabilities for the year ended December 31, 2022 consisted primarily of a $3.0 million decrease in accrued expenses and other current liabilities, a $2.6 million decrease in our lease liability, a $1.1 million increase in prepaid expenses and other current assets and a $1.3 million decrease in accounts payable. The decrease in accrued expenses and other current liabilities was primarily due to decreases in accrued manufacturing costs and professional fees offset by an increase in accrued severance. The decrease in our lease liability is a result of rental payments made on our operating leases in 2022. The increase in prepaid expenses and other current assets is due to prepayments made to our vendors associated with initiating the Phase 1/2 clinical trial for SRF114.

During the year ended December 31, 2021, net cash used in operating activities was $62.3 million, primarily due to our net loss of $78.5 million, which was partially offset by non-cash charges of $14.0 million and net cash provided by our operating assets and liabilities of $2.1 million. Net cash provided by changes in our operating assets and liabilities for the year ended December 31, 2021 consisted primarily of a $2.3 million increase in accrued expenses and other current liabilities, a $0.5 million decrease in unbilled receivables, and a $2.2 million decrease in our lease liability, and a $1.7 million decrease in prepaid expenses and other current assets. The increase in accrued expenses and other current liabilities was primarily due to increases in R&D accruals associated with our clinical trials. The decrease in our lease liability is a result of rental payments made on our operating leases in 2021. The decrease in unbilled receivables is a result of the completion of our performance obligations under the GSK Agreement in December 2021.

Investing Activities

During the year ended December 31, 2022, net cash provided by investing activities was $22.8 million, primarily due to $63.4 million in proceeds from sales or maturities of marketable securities, which was partially offset by purchases of marketable securities of $40.2 million and purchases of property and equipment of 0.5 million.

During the year ended December 31, 2021, net cash used in investing activities was $99.3 million, primarily due to purchases of marketable securities of $111.6 million and purchases of property and equipment of $0.1 million. This was partially offset by $12.5 million in proceeds from sales or maturities of marketable securities.

Financing Activities

During the year ended December 31, 2022, net cash provided by financing activities was $31.7 million, consisting of proceeds of $31.4 million received from issuance of our shares of common stock at-the-market under the 2021 ATM Facility and proceeds from employee stock purchases of $0.3 million.

During the year ended December 31, 2021, net cash provided by financing activities was $42.5 million, consisting of proceeds of $29.5 million received from issuance of our shares of common stock at-the-market under the 2020 and 2021 ATM Facilities, proceeds from the issuance of the first tranche of our amended convertible note payable of $10.7 million, proceeds from the exercise of common stock of $2.0 million, and proceeds from employee stock purchases of $0.3 million.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which we have prepared in accordance with the rules and regulations of the SEC, and generally accepted accounting principles in the United States, or GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenue and expenses during the reporting period. We evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 2 to our consolidated financial statements, we believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Revenue Recognition

We account for revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers. This standard applies to all contracts with customers, except for contracts that are within the scope of other standards, such as leases, insurance, collaboration arrangements and financial instruments.

In accordance with ASC Topic 606, we recognize revenue when our customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that we determine are within the scope of ASC Topic 606, we perform the following five steps:

i. identify the contract(s) with a customer;

ii. identify the performance obligations in the contract;

iii. determine the transaction price;

iv. allocate the transaction price to the performance obligations within the contract; and

v. recognize revenue when (or as) the entity satisfies a performance obligation.

We only apply the five-step model to contracts when we determine that it is probable that we will collect the consideration we are entitled to in exchange for the goods or services we transfer to the customer.

At contract inception, once the contract is determined to be within the scope of ASC 606, we assess the goods or services promised within the contract to determine whether each promised good or service is a performance obligation. The promised goods or services in our arrangements typically consist of a license to our intellectual property and/or research and development services. We may provide options to additional items in such arrangements, which are accounted for as separate contracts when the customer elects to exercise such options, unless the option provides a material right to the customer. Performance obligations are promises in a contract to transfer a distinct good or service to the customer that (i) the customer can benefit from on its own or together with other readily available resources, and (ii) is separately identifiable from other promises in the contract. Goods or services that are not individually distinct performance obligations are combined with other promised goods or services until such combined group of promises meet the requirements of a performance obligation.

We determine transaction price based on the amount of consideration we expect to receive for transferring the promised goods or services in the contract. Consideration may be fixed, variable, or a combination of both. At contract inception for arrangements that include variable consideration, we estimate the probability and extent of consideration we expect to receive under the contract utilizing either the most likely amount method or expected amount method, whichever best estimates the amount expected to be received. We then consider any constraints on the variable consideration and includes in the transaction price variable consideration to the extent it is deemed probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

We then allocate the transaction price to each performance obligation based on the relative standalone selling price and recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) control is transferred to the customer and the performance obligation is satisfied. For performance obligations which consist of licenses and other promises, we utilize judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress. We evaluate the measure of progress each reporting period and, if necessary, adjust the measure of performance and related revenue recognition.

We record amounts as accounts receivable when the right to consideration is deemed unconditional. When consideration is received, or such consideration is unconditionally due, from a customer prior to transferring goods or services to the customer under the terms of a contract, a contract liability is recorded for deferred revenue.

Amounts received prior to satisfying the revenue recognition criteria are recognized as deferred revenue in our balance sheet. Amounts expected to be recognized as revenue within the 12 months following the balance sheet date are classified as current portion of deferred revenue. Amounts not expected to be recognized as revenue within the 12 months following the balance sheet date are classified as deferred revenue, non-current.

Our revenue arrangement includes the following:

Up-front License Fees: If a license is determined to be distinct from the other performance obligations identified in the arrangement, we recognize revenues from nonrefundable, up-front fees allocated to the license when the license is transferred to the licensee and the licensee is able to use and benefit from the license. For licenses that are bundled with other promises, we utilize judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue from non-refundable, up-front fees. We evaluate the measure of progress each reporting period and, if necessary, adjust the measure of performance and related revenue recognition.

Milestone Payments: At the inception of an agreement that includes research and development milestone payments, we evaluate each milestone to determine when and how much of the milestone to include in the transaction price. We first estimate the amount of the milestone payment that we could receive using either the expected value or the most likely amount approach. We primarily use the most likely amount approach as that approach is generally most predictive for milestone payments with a binary outcome. Then, we consider whether any portion of that estimated amount is subject to the variable consideration constraint (that is, whether it is probable that a significant reversal of cumulative revenue would not occur upon resolution of the uncertainty.) We update the estimate of variable consideration included in the transaction price at each reporting date which includes updating the assessment of the likely amount of consideration and the application of the constraint to reflect current facts and circumstances.

Royalties: For arrangements that include sales-based royalties, including milestone payments based on the level of sales, and the license is deemed to be the predominant item to which the royalties relate, we will recognize revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). To date, we have not recognized any revenue related to sales-based royalties or milestone payments based on the level of sales.

All of our revenues to date have been generated through our collaboration agreement with Novartis and license agreement with GSK. See Note 8, “Collaboration and License Agreements” for additional details regarding our collaboration agreement and license agreement.

Accrued Research and Development Expenses

As part of the process of preparing our financial statements, we are required to estimate our accrued expenses. This process involves reviewing open contracts and purchase orders, communicating with our personnel to identify services that have been performed on our behalf, and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of the actual cost. The majority of our service providers invoice us monthly in arrears for services performed, or when contractual milestones are met; however, some require advanced payments. We make estimates of our accrued expenses as of each balance sheet date based on facts and circumstances known to us at that time. We periodically confirm the accuracy of our estimates with the service providers and make adjustments if necessary. The significant estimates in our accrued research and development expenses include the costs incurred for services performed by our vendors in connection with research and development activities for which we have not yet been invoiced.

There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the expense. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, we adjust the accrual or the amount of prepaid expenses accordingly. Although we do not expect our estimates to be materially different from amounts actually incurred, if our estimates of the status and timing of services performed differ from the actual status and timing of services performed, it could result in us reporting amounts that are too high or too low in any particular period. To date, there have been no material differences between our estimates of such expenses and the amounts actually incurred.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 to our consolidated financial statements.